Exhibit 99.2

Union Bankshares Corporation Announces Share Repurchase Authorization

Richmond, Va., November 3, 2015 – Union Bankshares Corporation (the “Company”) today announced that its Board of Directors has authorized a share repurchase program to purchase up to $25 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The authorization permits management to repurchase the Company’s shares from time to time at management’s discretion. The repurchase program is authorized through December 31, 2016.

This new stock repurchase authorization is in addition to the existing stock repurchase program approved by the Board of Directors on January 30, 2014 which has approximately $2.5 million remaining for repurchase and will continue to be utilized until such authorization is completed or expires at December 31, 2015.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 124 branches and approximately 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications